EXHIBIT 4.1


                  AMERICAN CONSOLIDATED MANAGEMENT GROUP, INC.

                                PLAN INFORMATION

                                     FOR THE

       AMERICAN CONSOLIDATED MANAGEMENT GROUP EMPLOYEE DEBT REPAYMENT PLAN



       This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.





                                  July 30, 2002

              AMERICAN CONSOLIDATED MANAGEMENT GROUP, INC. EMPLOYEE
                        DEBT REPAYMENT PLAN (THE "PLAN")

General Plan Information

From inception through 1994, American Consolidated Management Group, Inc. (the "Company") was engaged in the mining business. The Company's efforts in the mining business were unsuccessful and from 1994 to date the Company has had no mining or other current business operations. The Company has not had sufficient funding to meet its cash needs. As a result, the Company has accrued salary obligations to its officers and other amounts owing to its directors, consultants and advisors (the "Accrued Obligations"). At June 30, 2002, the amount of the Accrued Obligations, including accrued interest, was $2,019,549. The Company has also agreed to issue 10,000 shares of stock to each of six members of its board of directors in consideration for services rendered (the "Director Obligations").

The purpose of the Plan is to settle the Accrued Obligations and Director Obligations in full by issuing to up to an aggregate of 662,894 shares of the Company's common stock to these individuals (the "Shares"). On July 26, 2002 the closing price of our shares was $2.10. As a result, if the obligations are settled under the terms of the Plan the settlement amounts will be at a substantial discount to the amount of the Accrued Obligations. The officers, directors, consultants and advisors who may elect to receive the Shares (the "Plan Participants") under the Plan are (i) natural persons, (ii) they have provided bona fide services to the Company and (iii) the services were not in connection with the offer or sale of securities in a capital-raising transaction and such persons do not directly or indirectly promote or maintain a market for the Company's securities.

The Plan became effective on July 30, 2002 and it will terminate when the last of the Accrued Obligations and Director Obligations has been settled or such sooner time as the Board of Directors may determine. The Plan is administered by the Company's officers who have the authority to issue Shares to the Plan Participants in the amounts set forth below and in exchange for a release of the specified Accrued Obligations.

The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

For additional information about the Plan or its administrators you may contact Scott Moeller at 70 West Canyon Crest Rd., Suite D, Alpine, Utah 84004, telephone (801) 756-1414.

Securities to be Offered

The Plan authorizes the issuance of up to an aggregate of 662,894 shares to the Plan Participants in exchange for a release of the Accrued Obligations and Director Obligations. The release to be executed by the Plan Participants will be in substantially the same form as attached hereto as Exhibit A. The approximate amount of the Accrued Obligations owing to each Plan Participant and the number of Shares to be issued to each Plan Participant in satisfaction of the Accrued Obligations are as follows:

                                                   Number of Shares to be Issued
                                                  in Satisfaction of the Accrued
 Name of Plan Participant    Accrued Obligations               Obligation
 ------------------------   -------------------               ----------
William D. Moeller              $1,003,608                      290,124
Steven J. Haslam                    91,691                       26,506
Scott S. Moeller                   422,851                      122,238
Leah Chandler                      208,849                       60,375
Keith W. Moeller                   285,399                       82,504
Lyndon Ricks                        73,151                       21,147

The number of Shares to be issued to each Plan Participant in satisfaction of the Director Obligations are as follows:

                                             Number of Shares to be Issued in
         Name of Plan Participant       Satisfaction of the Director Obligations
         ------------------------       ----------------------------------------
         William D. Moeller                                10,000
         Steven J. Haslam                                  10,000
         Robert J. Holladay                                10,000
         John DeNiro                                       10,000
         Keith W. Moeller                                  10,000
         Scott S. Moeller                                  10,000


Employees Who May Participate in the Plan

Shares may only be issued under the Plan to Plan Participants.

Purchase of Securities Pursuant to the Plan and Payment of Securities Offered

Plan Participants may elect to participate in the Plan at any time after the Plan's effective date (July 30, 2002) and prior to the Plan's termination. The Plan will terminate when the last of the Accrued Obligations and Director Obligations has been settled or such sooner time as the Board of Directors may determine.

Plan participants may elect to receive the number of Shares set forth above and participate in the Plan be executing a release in the form attached hereto as Exhibit A. Plan participants must elect to release ACMG from all outstanding obligations in order to participate in the Plan.

The Shares given to Plan Participant will be issued by the Company and will not be purchased in the market.

Information regarding the amount or status of the Accrued Obligations and Director Obligations or the Shares issued in cancellation of the same will be distributed to participants upon request. Other than the releases, the Company does not anticipate providing reports or otherwise periodically disseminating information about the amount and status of potential Plan Participant's accounts.

Resale Restrictions

Unless a registration statement under the Securities Act of 1933, as amended, (the "1933 Act") is in effect registering the sale of the Shares, then the Shares are not freely tradeable and must be held indefinitely unless and until such Shares are either registered under the 1933 Act or an exemption from such registration is available. The Company intends to file a Registration Statement on Form S-8 prior to the offer or sale of the Shares.

Except for the Registration Statement on Form S-8, the Company will not be required to register or qualify any Shares hereafter with the Securities and Exchange Commission or any State agency.

Any Plan Participants that are also "control persons" are also subject to additional restrictions relating to the resale of their Shares. Control persons include any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control with the issuer. Control persons may only resell the Shares pursuant to a registration statement filed under the 1933 Act, in compliance with the applicable conditions of Rule 144 as promulgated under the 1933 Act or where another exemption from such registration are available.

Tax Effects of Plan Participants

The following is a brief summary of the principal federal income tax consequences under current federal income tax laws relating to Shares issued under the Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income tax consequences.

         Employees

In cases where the Plan Participant is an employee, at the time the Shares are issued to the employee the employee will realize ordinary income for federal tax purposes in an amount equal to the fair market value of the Shares. In addition, fair market value of the Shares issued to the employee will also be subject to employment taxes (e.g., FICA and FUTA), including applicable withholding requirements. The Company will generally be entitled to a tax deduction at such time in the same amount that the employee realized as ordinary income. If stock so acquired is later sold or exchanged, then the difference between the sales price and the fair market value of Shares on the date of issuance is generally taxable as capital gain or loss.

         Independent Contractors

In cases where the Plan Participant is an independent contractor, at the time the Shares are issued to the independent contractor the independent contractor will realize ordinary income for federal tax purposes in an amount equal to the fair market value of the Shares. In addition, fair market value of the Shares issued to the independent contractor will also be subject to self-employment taxes (e.g., FICA and FUTA), including applicable estimated tax payment requirements. The Company will generally be entitled to a tax deduction at such time in the same amount that the independent contractor realized as ordinary income. If stock so acquired is later sold or exchanged, then the difference between the sales price and the fair market value of Shares on the date of issuance is generally taxable as capital gain or loss.

Other Registrant Information and Employee Plan Information

Plan Participants are entitled to obtain, without charge, upon written or oral request, copies of the documents incorporated by reference in Item 3 of Part II of the registration statement to which this prospectus relates, which documents are incorporated by reference in this Section 10(a) prospectus. Participants are also entitled to obtain, without charge, upon written or oral request, copies of other documents required to be delivered pursuant to Rule 428(b). Requests should be directed to Scott Moeller at 70 West Canyon Crest Rd., Suite D, Alpine, Utah 84004, telephone (801) 756-1414.